Exhibit 99.1

Asia Global Crossing To Restate Certain Financial Information

Los Angeles — October 24, 2002 — Asia Global Crossing today announced that it will be restating financial results contained in its filings previously made with the Securities and Exchange Commission (“SEC”). These filings cover the period to September 30, 2001.

As discussed in the company’s previous press releases, Asia Global Crossing entered into a number of transactions in which it provided capacity, services or facilities to other telecommunications carriers and, concurrently, purchased or leased capacity, services or facilities from these same telecommunications carriers. The company refers to such transactions as “reciprocal transactions.” Asia Global Crossing’s restatements will record exchanges of telecommunications capacity from reciprocal transactions at historical carryover basis rather than at fair value, which was used in reporting prior results. This restatement reflects discussions between the company and the SEC on the appropriate accounting for reciprocal transactions.

There will be no change in previously reported revenue, expenses or net income for the periods ended September 30, 2001 as a result of the restatements. Total Assets and Total Liabilities as recorded on the September 30, 2001 balances sheet of the company will be reduced by approximately $141 million, from $4.144 billion to $4.003 billion. Cash flows from operating activities for the nine months ended September 30, 2001 will be reduced by approximately $68 million, from $479 million to $411 million, with a corresponding reduction in cash used in investing activities. Net cash flow will not be affected.

Asia Global Crossing also announced that revenues for the fourth quarter of 2001, as disclosed in the company’s February 26, 2002 press release, will be reduced by the $8.4 million described in that release as being related to reciprocal transactions.

About Asia Global Crossing

Asia Global Crossing provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers. Asia Global Crossing’s largest shareholders are Global Crossing, Softbank and Microsoft.

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Statements made in this press release that state the company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability of the company to restructure; the ability to operate as a stand-alone company as necessitated by Global Crossing’s bankruptcy; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the impact of technological change; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION: ASIA GLOBAL CROSSING
Press contacts:	Investor contacts:
Madelyn Smith	Asia Global Crossing Investor Relations
Los Angeles, CA	Los Angeles, CA
+1 310 481 4716	+1 310 481 4783
+1 310 962 9644
madelyn.smith@asiaglobalcrossing.com

Selene Lo
Hong Kong
+852 2121 2936
+852 9127 9038
selene.lo@asiaglobalcrossing.com